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                      Skadden, Arps, Slate, Meagher & Flom LLP
                               300 South Grand Avenue
                         Los Angeles, California 90071-3144
                                Tel: (213) 687-5000
                                Fax: (213) 687-5600


                                  January 19, 1999


BY FACSIMILE 202-942-9635 AND EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 4-9
Washington, D.C. 20549
Attention: Anne Wahlig, Esq.

          Re:  Harveys Acquisition Corporation
               Registration Statement on Form 10, File no. 0-25093
               ---------------------------------------------------

Ladies and Gentlemen:

          Pursuant to the request of the Staff, we hereby withdraw the referenced Registration Statement on Form 10 of Harveys Acquisition Corporation, originally filed November 20, 1998 ("Registration no. 0-25093").

          We advise the Staff that the Company intends to file promptly a new Registration Statement on Form 10 responsive to the comments of the Staff contained in its comment letter, dated January 14, 1999, relating to Amendment No. 1 to Registration no. 0-25093.


                         Very truly yours,

                         /s/ David Y. Chen

                         David Y. Chen